EXHIBIT 10.3

[DATE], 2020

[NAME]
[ADDRESS]

Re: Retention Letter Agreement (the “Letter Agreement”)

Dear [NAME],

In connection with the transaction (the “Transaction”) by and between Legg Mason, Inc. (together with its affiliates, subsidiaries, successors and parent companies “Legg Mason”) and Franklin Resources, Inc. (together with its affiliates and subsidiaries, “Franklin”), we are pleased to offer you a retention incentive to encourage you to remain actively employed through the date of the closing of the Transaction (the “Closing” and such date, the “Closing Date”), subject to the terms and conditions set forth in this Letter Agreement. The period commencing on the date of this Letter Agreement through the Closing Date is referred to in this Letter Agreement as the “Retention Period”.

1.	Retention Incentive Payment.

(a)Provided that you: (i) remain continuously employed with Legg Mason through the Closing Date; (ii) comply with the terms of this Letter Agreement; and (iii) continue to comply with the terms of your Service Agreement dated April 1, 2013 (the “Service Agreement”), Legg Mason will pay you a one-time cash payment equal to the greater of: (i) fifty percent (50%) of your total compensation (i.e., the sum of your base salary as in effect on the date hereof, plus your annual incentive compensation for the most recently completed fiscal year and, if applicable, the commission you received for the most recently completed fiscal year): or (ii) seventy-five percent (75%) of your base salary (as in effect on the date hereof), in the case of each of clauses (i) and (ii), pro-rated for the period from February 18, 2020 until the Closing Date (the “Retention Incentive”). The Retention Incentive will be paid to you no later than Franklin’s first regularly scheduled payroll date immediately following the Closing Date.

(b)
During the Retention Period, you agree to reasonably cooperate with the Transaction process including (i) continuing to satisfactorily perform your assigned job duties consistent with your position and all applicable workplace policies, and (ii) reasonably cooperating with Legg Mason to ensure the orderly transition of your job duties, responsibilities and knowledge. Any determination that you have not met these standards may only be made by the Legg Mason Chief Executive Officer or Board of Directors prior to the Closing Date.

2.	Restrictive Covenants.

(a)
As an inducement to Legg Mason to enter into this Letter Agreement, and as a condition of your eligibility for the benefits described in this Letter Agreement and to preserve the goodwill associated with the business of Legg Mason, you re-affirm your agreement to comply with the post-termination restrictions contained in clause 19 of your Service Agreement and acknowledge that any breach of those restrictions (as determined by Legg Mason in its sole discretion) will result in any benefits under this Letter Agreement becoming immediately repayable as a debt upon demand by Legg Mason.

(b)
You further agree that you will not disparage, defame, or otherwise represent in a negative light Legg Mason or its related entities and any of their officers, directors or employees, services, products, or processes. In addition, Legg Mason and its related entities agree to use their reasonable best efforts to cause each related entity’s chief executive officer to not disparage, defame, or otherwise represent you in a negative manner and will not make or publish any statement critical of you, or in any way adversely affecting or otherwise maligning your reputation. This Letter Agreement does not bar you or the Company or its related entities from communicating truthfully with a government agency or testifying, assisting or participating in any governmental investigation, proceeding or hearing conducted by a government agency, including by providing documents or other information.

(c)
You also agree that you will not disclose or authorize the disclosure of (i) the terms of this Letter Agreement or its existence, except to the extent reasonably necessary for you to obtain personal legal, accounting or taxation advice or to your immediate family members; provided that you instruct any such immediate family member or advisors of the confidential nature of such information; or (ii) any information related to the Transaction that is not publicly available, except, in the case of each of clauses (i) and (ii), as may be required by law, as permitted by applicable whistleblower legislation, or as directed or authorized by Legg Mason.

(d)
By entering into this Letter Agreement, you acknowledge that the covenants referred to in your Service Agreement and/or set forth in this section 2 are reasonable and properly required for the adequate protection of the interests of Legg Mason, including Legg Mason’s goodwill, confidential information, and intellectual property, and such covenants represent only a limited restraint and allow you to pursue your livelihood and occupation without unreasonable or unfair restrictions. However, if any restriction set forth in this section 2 is found by any adjudicator of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time), this Letter Agreement shall be deemed amended solely to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Letter Agreement, valid and enforceable.

3.	No Change to Existing Employment Terms.

(a)
Unless expressly provided for in this Letter Agreement, nothing contained in this Letter Agreement shall be construed to amend or modify the terms of your Service Agreement, which shall continue to apply in full both during and, where applicable, following termination of your employment with Legg Mason

4.	Taxes.

(a)	All compensation and benefits described in this Letter Agreement will be subject to applicable tax and other withholdings and deductions.

(b)
By signing this Letter Agreement you acknowledge and agree that Legg Mason does not make any representation as to the tax consequences of any compensation or benefits and that you are solely responsible for any income, employment or other taxes imposed on you with respect to any and all compensation or other benefits provided to you.

5.	General Provisions.

(a)
This Letter Agreement will be interpreted and enforced in accordance with the laws of England and Wales, and the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Letter Agreement or its subject matter or formation (including non-contractual disputes or claims).

(b)	This Letter Agreement may not be modified or varied except in writing signed by you and an authorized representative of Legg Mason.

(c)
This Letter Agreement does not compel or require Legg Mason to complete the Transaction. If the Closing does not occur for any reason whatsoever, the terms of this Letter Agreement will have no force or effect and you will not be entitled to the Retention Incentive.

(d)
You acknowledge and agree that this Letter Agreement contains the entire agreement and understanding concerning the Retention Incentive between you and Legg Mason, and that it supersedes and replaces any prior agreements and representations with respect to the Retention Incentive, whether written or oral.

(e)
By signing below, you also acknowledge that you have carefully read this Letter Agreement in its entirety, that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it, that you understand all the terms of this Letter Agreement and their significance, that you are signing this Letter Agreement knowingly and voluntarily, and that you knowingly and voluntarily assent to all the terms and conditions contained herein.

* * *

Please sign and return this letter to me within seven (7) days of receipt . Please note that if you do not return the signed letter within seven (7) days, the offer described here shall be null and void unless Legg Mason determines otherwise.

Sincerely,

Carol Anthony “John” Davidson
Lead Independent Director
LEGG MASON, INC.

So acknowledged and agreed:

Name: ____________________________________        Date: _______________

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